Exhibit 99.1

NGP Capital Resources Company
Announces Portfolio Activity, Officer Appointment

Update on Investment Activity

Houston (BusinessWire) - January 9, 2007 - NGP Capital Resources Company (NASDAQ: NGPC) today announced that it has closed a $36.5 million Senior Secured Credit Facility (the “Facility”) with Alden Resources, LLC (“Alden”), a private Louisville, Kentucky based specialty coal company.  NGPC acted as agent and sole lender for the Facility.  Initial availability under the Facility is $32.0 million, with approximately $28.5 million funded at closing.  The Facility is secured by first liens on substantially all of Alden’s assets. Additionally, as partial consideration for providing the Facility, NGPC received warrants in Alden and a royalty interest in its operations.

Proceeds from the Facility will be used by Alden to refinance its existing debt, acquire additional coal properties and to acquire a coal preparation plant that will be used to process its mined coal as well as coal purchased from third parties. Alden is an independent mining company focused on the production and sale of an ultra low ash coal mined primarily in the Central Appalachia region of the United States. Alden’s production is sold in the United States and internationally to manufacturers of silicon metal, other industrial customers and electric utilities. Morgan Keegan & Company, Inc. acted as financial advisor to Alden.

Additionally, prior to year end 2006, Crescent Resources, LLC repaid its $48.25 million senior subordinated debt facility with proceeds from advances under a new bank facility.

Following these transactions, NGPC has committed and made available approximately $239 million to fifteen portfolio companies, of which approximately $202 million is currently outstanding.

Officer Appointment

NGPC also announced today that its Board of Directors has appointed R. Kelly Plato as Senior Vice President of the Company, effective December 7, 2006. Mr. Plato, 37, joined the Company in February 2005 and has served as Managing Director since December 2005. Mr. Plato also serves on the Board of Managers of one of NGPC’s portfolio companies, Rubicon Energy Partners, LLC.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $3.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT: Please send investment proposals to: NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), Dan Schockling (dschockling@ngpcrc.com) or Larry Tharp (ltharp@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT: Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.